Exhibit 99-1
NEWS BULLETIN FROM: FOR IMMEDIATE RELEASE

CalAmp Updates Fiscal 2016 Third Quarter and Full-Year Outlook

OXNARD, CA, December 10, 2015 -- CalAmp (NASDAQ: CAMP) (the “Company”), a leading provider of wireless products, services and solutions, announced today the Company is updating its outlook for the fiscal 2016 third quarter ended November 30, 2015 and the full-year ending February 29, 2016.

The Company currently expects fiscal 2016 third quarter revenue in the range of $74 to $75 million, with GAAP-basis net income in the range of $0.10 to $0.11 per diluted share and non-GAAP net income in the range of $0.29 to $0.31 per diluted share. In addition, the Company also expects full-year revenues in the range of $282 to $288 million.

Complete results for the fiscal 2016 third quarter will be issued in conjunction with CalAmp’s earnings release and conference call scheduled for December 22, 2015 after the market close.

About CalAmp
CalAmp (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp’s extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value mobile and remote assets. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements, including those regarding guidance on our fiscal 2016 third quarter and full-year results, that, within the meaning of the federal securities laws including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. These statements speak only as of the date of this press release. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including risks and uncertainties that are described in our Annual Report on Form 10-K filed on April 21, 2015 with the Securities and Exchange Commission and subsequent Quarterly Reports on Form 10-Q. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
SVP, Corporate Development	(424) 238-6249
`(805) 987-9000